Espey reports fourth quarter and year-end results, a record fiscal year, and announces dividend

Saratoga Springs, NY, August 29, 2011- Espey Mfg. & Electronics Corp. (NYSE-Amex: ESP) announces results for its fiscal year and fourth quarter, both ended June 30, 2011. Net sales and net income for the fiscal year each achieved record highs over any previous year in Espey's 82-year history.

For the fourth quarter ended June 30, 2011, net sales increased by $683,122, to $9.9 million, compared with last year’s fourth quarter net sales of $9.2 million. Net income for the fourth quarter ended June 30, 2011 was $1,442,220, $.66 per diluted share, compared with net income of $1,249,305, $.58 per diluted share, for the corresponding period last year.

For the fiscal year ended June 30, 2011, the Company reported net sales of $29.5 million, compared with $28.9 million for the prior fiscal year.  Net income increased to $3,857,537, $1.77 per diluted share for the year, compared with net income of $3,564,962, $1.67 per diluted share, for the fiscal year ended June 30, 2010. At June 30, 2011, the sales order backlog increased to $38.7 million, compared with last year’s $31 million at June 30, 2010.

Also, new sales orders for the fiscal year were $37.2 million.

Mr. Mark St. Pierre, President and CEO, commented, “Espey has concluded its fiscal year with another strong financial performance including full-year sales just under the $30 million dollar mark and record earnings performance of $1.77 per diluted share.

Despite the headwind imposed by a stubborn economic environment and the likelihood of future budget cuts to defense spending, Espey has been positioning itself to weather these storms by carefully selecting military opportunities that are likely to survive or even grow in this environment—both older “legacy” programs that will be upgraded with new power requirements, and select new programs considered indispensable to a down-sized military. We intend also to maintain a significant portion of our business in the non-defense sector as a hedge to any cuts that are made.”

Furthermore, the Espey Board of Directors has declared a cash dividend.  The regular first quarter dividend for the fiscal year ending June 30, 2012 is $.225 per share.  The dividend will be payable on September 30, 2011, to all shareholders of record at September 9, 2011.

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com. For further information, contact Mr. David O’Neil or Mark St. Pierre at (518) 245-4400.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements represent the Company's current expectations or beliefs concerning future events.  The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Espey Mfg. & Electronics Corp. comparative unaudited three-month and audited twelve-month figures for the periods ended June 30, 2011 and 2010.

	Three Months		Twelve Months
	2011	2010	2011	2010
Sales:	$9,886,037	$9,202,915	$29,499,504	$28,900,013
Net Income:	1,442,220	1,249,305	3,857,537	3,564,962
Income per share:
Basic	.67	.58	1.79	1.67
Diluted	.66	.58	1.77	1.67

Weighted average number of
Shares outstanding:
Basic	2,154,795	2,135,147	2,151,443	2,129,417
Diluted	2,184,672	2,143,709	2,176,299	2,137,799

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